As filed with the Securities and Exchange Commission on January 12, 2015
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

______________________

Evogene Ltd.
(Exact name of registrant as specified in charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
13 Gad Feinstein Street Park Rehovot P.O.B. 2100 Rehovot, Israel (Address of principal executive offices)	7612002 (Zip Code)

Evogene Ltd. 2013 Share Option Plan
(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Dan Shamgar, Adv. Mike Rimon, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Road Ramat Gan 52506, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.02 per share (“Ordinary Shares”)	382,477	$8.97 (3)	$3,430,818.69	$398.66 (4)
Ordinary Shares	617,523	$13.55 (5)	$8,367,436.65	$972.30 (4)
Total:	1,000,000		$11,798,255.34	$1,370.96 (4)

(1)
This Registration Statement on Form S-8 registers the offer, issuance and sale of up to 1,000,000 Ordinary Shares pursuant to equity awards that are currently outstanding or that may be granted under the Evogene Ltd. 2013 Share Option Plan (the “2013 Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional Ordinary Shares that may be offered or issued under the terms of the 2013 Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and (c) on the basis of the average of the high and low prices ($9.08 and $8.85) of the Ordinary Shares as quoted on the New York Stock Exchange on January 6, 2015 with respect to Ordinary Shares reserved for issuance pursuant to options to be issued in the future.

(4)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price by 0.0001162.
(5)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the weighted average exercise price of outstanding options that have been granted under the 2013 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of up to an additional 1,000,000 ordinary shares, par value New Israeli Shekel (“NIS”) 0.02 per share (“Ordinary Shares”), of Evogene Ltd. (“Evogene,” the “Company,” the “Registrant,” “our company,” “we” or “us”) that may potentially be issued or sold by the Registrant to its and/or its subsidiaries’ officers, employees, directors and consultants under the Evogene Ltd. 2013 Share Option Plan (the “2013 Plan”).

Pursuant to Instruction E of Form S-8, the content of the Company’s registration statement on Form S-8 (File No. 333-193788) covering offers, issuances and sales under the 2013 Plan (among other equity incentive plans of the Company) that was filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2014, is incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and shall be deemed to be a part hereof:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on April 8, 2014.

(b) Our Reports of Foreign Private Issuer on Form 6-K furnished to the Commission (including, except where indicated below, all exhibits thereto) on:

•	January 15, 2014;

•	January 29, 2014;

•	February 10, 2014;

•	March 12, 2014;

•	March 19, 2014 (excluding quotes from our management in the press release attached as Exhibit 99.1 thereto);

•	March 20, 2014;

•	April 3, 2014;

•	April 8, 2014;

•	May 7, 2014 (excluding quotes from our management in the press release attached as Exhibit 99.1 thereto);

•	May 15, 2014;

•	July 7, 2014;

•	August 20, 2014 (excluding quotes from our management in the press release attached as Exhibit 99.1 thereto); and

•	November 10, 2014 (excluding quotes from our management in the press release attached as Exhibit 99.1 thereto)

(c) the description of our Ordinary Shares contained in Item 1 of our Registration Statement on Form 8-A (File No. 001-36187) filed with the Commission on November 8, 2013.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759–1999, as amended (the “Companies Law”), an Israeli company may not exculpate an office holder (as defined in the Companies Law, which definition includes directors and certain officers) from liability for a breach of the duty of loyalty. A company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, as amended (the “Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in a company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors and the chief executive officer (subject to certain exemptions), also by the shareholders (in the case of the chief executive officer, by a special majority among non-controlling shareholders who have no personal interest in such approval).

Our articles of association allow us to indemnify and insure our office holders for any liability imposed on them as a consequence of an act which was performed by virtue of being an office holder, including as a result of omissions by our office holders (in their role as such). Our office holders are currently covered by a directors’ and officers’ insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. To the extent that the amount equal to 25% of our shareholders’ equity is insufficient to cover all indemnity amounts payable with respect to all indemnifiable directors and executive officers, such amount will be allocated among our directors and executive officers pro rata, in accordance with their relative culpabilities, as finally determined by a court with respect to a particular claim. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the Commission, indemnification of directors and officers for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, State of Israel, on January 12, 2015.

EVOGENE LTD.

By:	/s/ Ofer Haviv
Name: Ofer Haviv
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ofer Haviv and Sigal Fattal, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 12, 2015 in the capacities indicated:

Name	Title
By: /s/ Ofer Haviv Ofer Haviv	President and Chief Executive Officer (Principal Executive Officer)
By: /s/ Sigal Fattal Sigal Fattal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
By: /s/ Martin Gerstel Martin Gerstel	Chairman of the Board
By: /s/ Michael Anghel Dr. Michael Anghel	Director
By: /s/ Ziv Kop Ziv Kop	Director
By: /s/ Adina Makover Dr. Adina Makover	Director

Name	Title
By: /s/ Akiva Mozes Akiva Mozes	Director
By: /s/ Leon Recanati Leon Recanati	Director
By: /s/ Simcha Sadan Dr. Simcha Sadan	Director
By: /s/ Kinneret Livnat Savitzky Dr. Kinneret Livnat Savitzky	Director
PUGLISI & ASSOCIATES By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States

EXHIBITS

Exhibit No.             Description

5.1	Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares being registered (including consent)

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.2	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Evogene Ltd. 2013 Share Option Plan (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 of the Registrant (File No. 333-191315))